Exhibit 5.1

                        April 16, 2013

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Re:	Registration Statement on Form S-8 for Manning & Napier, Inc. 2011 Equity Compensation Plan

Ladies and Gentlemen:

We have acted as legal counsel to Manning & Napier, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 13,142,813 shares (the “Shares”) of the Company’s Class A common stock, $0.01 par value per share, that may be issued pursuant to the 2011 Equity Compensation Plan of the Company (the “Plan”). This opinion is being rendered at the request of the Company in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, and the Registration Statement and the exhibits thereto.

We have also examined and relied upon such other entity records and other records and documents as we considered appropriate. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies. We have made no independent factual investigation other than as described above. We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.

Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and speaks only as of the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and exercised in accordance with the requirements of law and such Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Herrick, Feinstein LLP
Herrick, Feinstein LLP